For Immediate Release
Contact:	Alex Lombardo Investors (703) 573-9317	Steve Shattuck Media (608) 661-4731

Great Wolf Resorts Reports Third Quarter 2008 Results

Adjusted EBITDA Per Diluted Share Increases 34 Percent

MADISON, Wis., November 4, 2008—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the third quarter ended September 30, 2008.

Highlights

•	Achieved 2008 third quarter Adjusted EBITDA of $23.0 million, which was near the top end of the company’s previously issued third quarter guidance range of $19.5 — $23.5 million.

•	Reported that Adjusted EBITDA per diluted share rose 34 percent in the third quarter of 2008 over the same period a year earlier, primarily as a result of a 5.4 percent increase in same store RevPAR for the company’s consolidated properties in the quarter.

•	Named Kim Schaefer as the company’s chief executive officer effective January 1, 2009.

•	Produced the 10th consecutive quarter of same store RevPAR increases, despite a softening economy and disruptions in the credit markets. Great Wolf Lodge® brand third quarter and year-to-date same store RevPAR improved 0.6 percent and 2.8 percent, respectively, over the same periods in 2007.

•	Closed on a $65.0 million mortgage loan on the company’s Williamsburg, Va., property in August 2008.

•	Reduced the midpoint of full-year 2008 Adjusted EBITDA guidance by $1.5 million to $65.0 million.

The company reported 2008 third quarter net income of $2.2 million, or $0.07 per diluted share, compared to net income of $1.8 million, or $0.06 per diluted share, in the prior year’s third quarter.

“Our third quarter results were strong, especially in light of the persistent negative macro-economic news and declining consumer confidence,” said Randy Churchey, interim chief executive officer. “We saw consistently strong demand throughout the busy summer vacation season, a period when family vacations generally account for a large amount of our business. Our third quarter Adjusted EBITDA per diluted share rose 34 percent over the same period a year earlier and same store revenue per available room (RevPAR) performance for our consolidated properties has outpaced the overall lodging industry by 3 to 4 percentage points this year. We believe that our properties’ locations, generally within 180 miles of major population centers, helped attract ‘stay-cation’ families who wanted to get away to a convenient, drive-to location with great value.”

Third Quarter Operating Results

“We had a strong 2008 third quarter, which is traditionally our largest EBITDA-producing quarter for the year,” said Kimberly Schaefer, president and chief operating officer. “Our resorts performed very well during the quarter, led by results at our Generation II properties, which had a same store RevPAR increase of 3.5 percent. We achieved this same store RevPAR growth through 410 basis points of growth in occupancy, offset somewhat by a 2.2 percent reduction in average daily rate for this set of properties. Further, our Grapevine resort (which opened in December 2007 and is not included in the company’s same store operating results) continued to perform well in its first year of operation, achieving the second-highest third quarter RevPAR of any resort in our system.

“Over the past few years, we have worked to extend and expand the range of amenities we offer at our larger resorts,” Schaefer continued. “Our Generation II properties, which contribute about 80 percent of our company’s Adjusted EBITDA, generally include a fuller range of amenities and conference space, and reflect our development model for the company going forward. We are pleased to see that the breadth of amenities we now offer at our larger resorts resulted in significant occupancy gains this year. We also are encouraged by our strong results in the face of reports of decreased RevPAR or similar statistics for other hospitality and entertainment companies in 2008.”

Schaefer noted that the company’s increased emphasis on group business, primarily with small- to medium-sized groups designed to fill in mid-week occupancy, has been successful. “With a total of more than 165,000 square feet of meeting space now in our resort portfolio, we can offer an attractive, fun meeting experience for meeting planners and participants. Our group rooms sold increased 69.1 percent in the 2008 third quarter compared to the prior year period. Group rooms accounted for 12.1 percent of our total rooms sold in the third quarter in 2008, as compared to 9.8 percent in 2007.”

Third quarter 2008 operating statistics for the company’s portfolio of Great Wolf Lodge resorts were as follows:

	Great Wolf Lodge Brand - Same Store
	Comparison (a)
	Q3	Q3
	2008	2007	Increase (Decrease)
			$		%

Occupancy	71.6%	70.0%		N/A	160 bps

ADR	$248.76	$252.66		$(3.90)	(1.5)%

RevPAR	$178.06	$176.92		$1.14	0.6%

Total RevPOR	$367.32	$374.08		$(6.76)	(1.8)%

Total RevPAR	$262.93	$261.95		$0.98	0.4%

	Great Wolf Lodge Brand – Generation I
	Resorts Only - Same Store Comparison (b)
	Q3	Q3
	2008	2007	Increase (Decrease)
			$		%

Occupancy	67.8%	69.8%		N/A	(200) bps

ADR	$202.38	$205.97		$(3.59)	(1.7)%

RevPAR	$137.14	$143.68		$(6.54)	(4.6)%

Total RevPOR	$295.46	$301.50		$(6.04)	(2.0)%

Total RevPAR	$200.21	$210.33		$(10.12)	(4.8)%

	Great Wolf Lodge Brand – Generation II
	Resorts Only - Same Store Comparison (c)
	Q3	Q3
	2008	2007	Increase (Decrease)
			$		%

Occupancy	74.3%	70.2%		N/A	410 bps

ADR	$278.75	$284.94		$(6.19)	(2.2)%

RevPAR	$207.07	$200.05		$7.02	3.5%

Total RevPOR	$413.78	$424.27		$(10.49)	(2.5)%

Total RevPAR	$307.37	$297.87		$9.50	3.2%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for all of both Q3 2008 and Q3 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City, Kansas City, Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).

(b)	Generation I Resorts same store comparison includes Great Wolf Lodge resorts of approximately 300 rooms or less that were open for all of both Q3 2008 and Q3 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City and Kansas City resorts).

(c)	Generation II Resorts same store comparison includes Great Wolf Lodge resorts of approximately 400 rooms or more that were open for all of both Q3 2008 and Q3 2007 (that is, the company’s Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).

The company’s Generation I resorts, as described in the table above, are generally smaller resorts than the company’s current resort development model and located in or near smaller markets, primarily in the upper Midwest. The company’s Generation II resorts, as described in the table above, are generally larger resorts that better represent the company’s current resort development model, include a more extensive range of amenities than Generation I resorts, and are located in or near larger metropolitan areas.

Capital Structure and Liquidity

In August, the company closed on a $65.0 million non-recourse mortgage loan on its Williamsburg, Va. property. The new loan matures in 2011, has a one-year extension option upon satisfaction of certain conditions, and bears interest at a rate of LIBOR plus 350 basis points, with a minimum rate of 6.25 percent per annum. The company used a portion of the net proceeds to repay an existing $55.0 million bridge loan on the property.

The company has one near-term debt maturity, a $76.8 million non-recourse mortgage loan secured by its Mason, Ohio property, maturing on November 30, 2008. “We are disappointed with the lack of progress in our discussions with the loan’s lead lender toward obtaining an extension of the loan’s maturity date,” said James A. Calder, chief financial officer. “The Mason resort continues to provide more than sufficient cash flow to service the current loan balance. On a trailing 12-month basis through September 30, 2008, the resort produced $6.3 million of Adjusted EBITDA and incurred $4.8 million of debt service payments. We will continue working diligently to resolve this impending maturity issue, but we cannot give any assurances on the ultimate outcome of the resolution of this maturity issue. Consequently, we believe we will either reach an agreement to extend this loan’s maturity or the lenders will assume the asset. In either event, we believe the company’s liquidity and future cash flows will not be affected materially.

“Other than the Mason mortgage loan, based on our current forecasts we do not expect to have any significant debt maturities until mid-2011,” Calder noted. “We currently have financing and expect to have sufficient capital to complete the ongoing expansion at our existing Grapevine property and our new Concord, N.C. resort.

“We have no long-term capital commitments for construction or development after the opening of our Concord property in Spring 2009,” Calder continued. “Moreover, given the current state of the capital markets, we do not plan on making any significant commitments or begin construction on future development projects until we have both the debt and equity capital fully committed. As we have discussed previously, we expect our near-term development plans to focus exclusively on licensing arrangements and joint ventures. We believe those development strategies will provide the most effective use of our equity capital as we seek to expand the geographic reach of our brand.”

Construction and Development Update

The company’s 402-suite Great Wolf Lodge resort in Concord, N.C., near Charlotte, is approximately 60 percent complete, is on budget and remains on schedule to open in Spring 2009. “The immediate area continues to grow as a destination attraction with the recent opening in Concord of the zMAX Dragway, a 125-acre complex that is part of the popular, nearby Lowe’s Motor Speedway,” Schaefer said. “This will create a number of additional family-oriented events that will expand our base of potential guests.”

Construction is approximately 75 percent completed on the company’s Grapevine, Texas, resort expansion, consisting of a 203-suite addition and 20,000 square feet of additional meeting space. The first phase of this expansion is scheduled to open in late 2008, with full completion expected in early 2009. “Consumer response to our Grapevine property has been positive since its opening in late 2007, and the construction has been scheduled so that it does not disrupt guests at the existing resort,” she said. “Opening the new addition will give us another strong marketing opportunity in the region. We are encouraged that we will have the first phase of the expansion open in time for the traditionally busy late December holiday vacation period, with the full expansion open in time for spring break.”

The company previously has announced three projects in the letters-of-intent phase: a joint venture with the Mashantucket Pequot Tribal Nation to develop a Great Wolf Lodge resort on tribal-owned land near its southeast Connecticut reservation and Foxwoods Resort Casino; a Great Wolf Lodge resort at the Mall of America® in Bloomington, Minn.; and a Great Wolf Lodge Resort on the shores of Lake Lanier, near Atlanta, Ga. “We believe all of these locations have excellent year-round potential, but we will proceed cautiously with each of them, given the current environment,” Schaefer said. “We also remain actively engaged in the discussion and evaluation process for several additional development opportunities in North America and internationally.”

Key Financial Data

As of September 30, 2008, Great Wolf Resorts had:

•	Total unrestricted cash and cash equivalents of $25.9 million.

•	Total secured debt of $396.7 million.

•	Total unsecured debt (junior subordinated debentures) of $80.5 million.

•	Weighted average cost of total debt of 7.0 percent.

•	Weighted average debt maturity of 7.2 years.

•	Total construction in progress for consolidated resorts and other projects currently under construction but not yet opened of $110.9 million.

•	Proforma leverage ratio (net debt to Adjusted EBITDA) of 4.9 times (adjusts for construction in progress and resorts open less than one year).

Outlook and Guidance

“The hotel industry, including a large number of resorts, had a difficult 2008 third quarter, with Smith Travel Research reporting a 1.1 percent decline in RevPAR for the overall U.S. hotel industry, the first decline since the 2003 second quarter,” Churchey commented. “Our portfolio’s results trended downward for the 2008 third quarter, but still produced a slight increase in RevPAR. We believe the negative impact that many business-oriented hotels and destination resort properties have reported as a result of airline flight cutbacks will have a more limited effect on our portfolio. In fact, as airlines have fewer flights, we believe the attractiveness of drive-to, shorter vacations may increase, relative to longer vacations. While no consumer-based business is immune to economic pressures, we believe our combination of convenient properties and high value for a family vacation can make us a preferred vacation choice for families.

“We remain cautious and have become slightly more conservative in our forecast for the remainder of the year,” he continued. “October same store RevPAR decreased approximately 7 percent over the prior year for our portfolio versus an estimated 9 percent decrease for the overall lodging industry and our advance bookings for the remainder of the fourth quarter are slightly behind last year’s pace. Also, our advance booking window remains relatively short, giving us limited long-range visibility. As a result, we have adjusted the midpoint of our 2008 full-year Adjusted EBITDA range from $66.5 million to $65.0 million. Our updated range for full-year guidance for Adjusted EBITDA is now $63.0 million to $67.0 million.”

The company provides the following outlook and earnings guidance for the fourth quarter and full year 2008 (amounts in thousands, except per share data). The outlook and earnings guidance information is based on the company’s current assessment of business conditions, including consumer demand and discretionary spending trends, as of November 4, 2008. The company may update any portion of its business outlook at any time as conditions dictate:

	Q4	2008	Full year 2008
	Low	High	Low	High
Net income (loss)	$(10,790)	$(8,390)	$(15,040)	$(12,640)

Net income (loss) per diluted share	$(0.35)	$(0.27)	$(0.49)	$(0.41)

Adjusted EBITDA (a)	$6,560	$10,560	$63,000	$67,000

Adjusted net income (loss) (a)	$(9,830)	$(7,430)	$(8,130)	$(5,730)

Adjusted net income (loss) per diluted share	$(0.32)	$(0.24)	$(0.26)	$(0.19)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see tables accompanying this press release.

Net income (loss), net income (loss) per diluted share, adjusted net income (loss), and adjusted net income (loss) per diluted share for 2008 are significantly affected by increases in depreciation and amortization and interest expense, primarily related to the company’s recently opened properties.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts, Inc. will hold a conference call to discuss its 2008 third quarter results today, November 5, at 9 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 257-1927, reference number 11121213. A recording of the call will be available by telephone until midnight on Wednesday, November 12, 2008, by dialing (800) 405-2236, reference number 11121213. A replay of the call will be posted on the company’s Web site through December 5, 2008.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation and professional fees, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) loss on disposition of property, (i) other unusual or non-recurring items, and (j) minority interests. The company defines Adjusted net income (loss) as net income (loss) without the effects of (a) non-cash employee compensation and professional fees, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development (including costs incurred by unconsolidated joint ventures), (d) loss on disposition of property, (e) other unusual or non-recurring items, and (f) non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c)

should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP.

Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance.
Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets as a result of the subprime loan crisis, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio;

Grapevine, Texas; Grand Mound, Wash., and Blue Harbor Resort & Conference Center in Sheboygan, Wis. A Great Wolf Lodge currently is under construction in Concord, N.C. and a 203-suite expansion is under construction at the company’s Grapevine resort.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September	September	September	September
	30, 2008	30, 2007	30, 2008	30, 2007
Revenues:
Rooms	$40,994	$30,754	$115,801	$87,659
Food and beverage	10,088	7,577	30,751	22,621
Other hotel operations	9,759	7,407	28,439	20,990
Management and other fees	2,630	2,145	6,655	5,526

	63,471	47,883	181,646	136,796
Other revenue from managed properties	5,942	3,015	14,993	8,852

Total revenues	69,413	50,898	196,639	145,648
Operating expenses:
Resort departmental expenses	21,415	16,455	62,711	49,145
Selling, general and administrative	11,339	10,005	41,431	34,382
Property operating costs	8,239	5,262	24,206	16,013
Opening costs for resorts under development	403	1,291	4,350	4,713
Loss on disposition of property	317	128	317	328
Depreciation and amortization	11,995	9,105	34,755	26,567
	53,708	42,246	167,770	131,148
Other expenses from managed properties	5,942	3,015	14,993	8,852

Total operating expenses	59,650	45,261	182,763	140,000
Operating income	9,763	5,637	13,876	5,648
Investment income	(625)	(281)	(1,629)	(336)
Interest income	(279)	(551)	(1,178)	(2,365)
Interest expense	6,808	3,829	20,599	11,104

Income (loss) before minority interests, equity in earnings (loss)
of unconsolidated affiliates and income taxes	3,859	2,640	(3,916)	(2,755)
Income tax expense (benefit)	1,755	784	(1,282)	(1,157)
Minority interests, net of tax	-	-	-	(443)
Equity in loss (earnings) of unconsolidated affiliates, net of tax	(67)	95	1,612	745

Net income (loss)	$2,171	$1,761	$(4,246)	$(1,900)

Net income (loss) per share:
Basic	$0.07	$0.06	$(0.14)	$(0.06)
Diluted	$0.07	$0.06	$(0.14)	$(0.06)
Weighted average common shares outstanding:
Basic	30,841	30,571	30,794	30,521
Diluted	30,841	30,571	30,794	30,521

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September	September	September	September
	30, 2008	30, 2007	30, 2008	30, 2007
Net income (loss)	$2,171	$1,761	$(4,246)	$(1,900)
Adjustments:
Opening costs for resorts under development	403	1,291	4,350	4,713
Non-cash employee compensation and professional fees	(97)	599	(7)	2,004
Loss on disposition of property	317	128	317	328
Depreciation and amortization	11,995	9,105	34,755	26,567
Interest expense, net	6,529	3,278	19,421	8,739
Separation payments	—	—	1,258	—
Minority interest expense, net of tax	—	—	—	(443)
Environmental liability costs	30	—	262	—
Equity in loss (earnings) of unconsolidated affiliates,
net of tax	(67)	95	1,612	745
Income tax expense (benefit)	1,755	784	(1,282)	(1,157)

Adjusted EBITDA (1)	$23,036	$17,041	$56,440	$39,596

Net income (loss)	$2,171	$1,761	$(4,246)	$(1,900)
Adjustments:
Opening costs for resorts under development	403	1,291	4,350	4,713
Non-cash employee compensation and professional fees	(97)	599	(7)	2,004
Debt-related costs	615	—	1,333	—
Loss on disposition of property	317	128	317	328
Separation payments	—	—	1,258	—
Environmental liability costs	30	—	262	—
Equity in loss (earnings) of unconsolidated affiliates (2)	(5)	339	1,867	677
Income tax rate adjustment (3)	(281)	(1,218)	(3,428)	(3,303)

Adjusted net income (1)	$3,153	$2,900	$1,706	$2,519

Adjusted net income per share:
Basic	$0.10	$0.09	$0.06	$0.08
Diluted	$0.10	$0.09	$0.06	$0.08
Adjusted EBITDA per diluted share	$0.75	$0.56	$1.83	$1.30
Weighted average shares outstanding:
Basic	30,841	30,571	30,794	30,521
Diluted	30,841	30,571	30,794	30,521

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Great Wolf Lodge Brand Properties — All
Occupancy	72.6%	70.0%	68.6%	65.8%
ADR	$259.41	$252.66	$256.37	$249.45
RevPAR	$188.27	$176.92	$175.76	$164.08
Total RevPOR	$388.60	$374.08	$390.23	$372.84
Total RevPAR	$282.04	$261.95	$267.53	$245.25
Great Wolf Lodge Brand Properties — Same Store (4)
Occupancy	71.6%	70.0%	67.4%	65.8%
ADR	$248.76	$252.66	$250.38	$249.45
RevPAR	$178.06	$176.92	$168.74	$164.08
Total RevPOR	$367.32	$374.08	$375.78	$372.84
Total RevPAR	$262.93	$261.95	$253.25	$245.25
Great Wolf Lodge Brand Properties — Consolidated (5)
Occupancy	72.3%	68.9%	68.9%	66.6%
ADR	$270.92	$255.97	$271.67	$262.71
RevPAR	$196.01	$176.41	$187.30	$174.91
Total RevPOR	$398.18	$374.88	$406.98	$387.60
Total RevPAR	$288.07	$258.36	$280.58	$258.05
Great Wolf Lodge Brand — Generation I Resorts — Same Store (6)
Occupancy	67.8%	69.8%	62.1%	63.8%
ADR	$202.38	$205.97	$198.76	$202.35
RevPAR	$137.14	$143.68	$123.45	$129.01
Total RevPOR	$295.46	$301.50	$295.33	$298.93
Total RevPAR	$200.21	$210.33	$183.42	$190.59
Great Wolf Lodge Brand — Generation II Resorts — Same Store (7)
Occupancy	74.3%	70.2%	71.1%	67.2%
ADR	$278.75	$284.94	$282.19	$281.61
RevPAR	$207.07	$200.05	$200.70	$189.33
Total RevPOR	$413.78	$424.27	$425.35	$423.31
Total RevPAR	$307.37	$297.87	$302.51	$284.59
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing				total rooms revenue by total
occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (8)
(in thousands, except per share amounts)
	Three Months
	Ending	Year Ending
	December 31,	December 31,
	2008	2008
Net loss	$(9,590)	$(13,840)
Adjustments:
Interest expense, net	7,200	26,620
Income tax benefit	(6,400)	(8,700)
Depreciation and amortization	12,750	47,510
Non-cash employee compensation and
professional fees	600	600
Environmental liability costs	—	260
Equity in loss in unconsolidated affiliates	3,000	5,620
Separation payments	—	1,260
Loss on disposition of assets	—	320
Opening costs of resorts under development	1,000	5,350

Adjusted EBITDA (1)	$8,560	$65,000

Net loss	$(9,590)	$(13,840)
Adjustments to net loss:
Non-cash employee compensation and
professional fees	600	600
Environmental liability costs	—	260
Separation payments	—	1,260
Loss on disposition of assets	—	320
Opening costs of resorts under development	1,000	5,350
Debt-related costs	—	1,330
Equity in loss of unconsolidated affiliate (2)	—	1,875
Income tax rate adjustment (3)	(640)	(4,085)

Adjusted net income (loss) (1)	$(8,630)	$(6,930)

Net loss per share:
Basic	$(0.31)	$(0.45)
Diluted	$(0.31)	$(0.45)
Adjusted net income (loss) per share:
Basic	$(0.28)	$(0.22)
Diluted	$(0.28)	$(0.22)
Weighted average shares outstanding:
Basic	30,900	30,850
Diluted	30,900	30,850

Great Wolf Resorts, Inc.
Pro forma Net Debt to Adjusted EBITDA
(dollars in thousands)
Pro forma net debt as of September 30, 2008:
Total secured debt	$396,731
Total junior subordinated debentures	80,545
Total unrestricted cash and cash equivalents	(25,884)
Total construction in progress	(110,895)

$340,497

Pro forma trailing twelve-month Adjusted EBITDA:
Historical Adjusted EBITDA by quarter (9):
Q4 2007	11,474
Q1 2008	19,400
Q2 2008	14,004
Q3 2008	23,036
Additional projected Adjusted EBITDA from
resorts open less than twelve months (10)	1,500

$69,414

Pro forma leverage ratio (11)	4.91

(1)	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAP Financial Measures” section of this press release.
(2)	This amount represents the company’s equity method loss recorded for the joint venture that owns a Great Wolf Lodge resort that was under construction in Grand Mound, Washington through March 2008.
(3)	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an estimated normalized rate of
40%. This effective tax rate differs from the effective tax rates in the company’s historical statements of operations.
(4)	Same store properties comparison includes Great Wolf Lodge resorts that were open for the full periods in both 2008 and 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City, Kansas City,
Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).
(5)	Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains,
Mason and Grapevine resorts).
(6)	Generation I properties comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Wisconsin Dells,
Sandusky, Traverse City and Kansas City resorts).
(7)	Generation II properties same store comparison includes only Great Wolf
Lodge resorts of approximately 400 rooms or more that were open for all of both Q2 2008 and Q2 2007 (that is, the company’s Williamsburg, Pocono
Mountains, Niagara Falls and Mason resorts).
(8)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income. The outlook information excludes the impact of resolving the November 2008 maturity of the mortgage loan on the company’s Mason resort.
(9)	Amounts are from the company’s quarterly earnings releases.
(10)	Adjustment reflects that the company’s Grapevine and Grand Mound resorts are included in Adjusted EBITDA for less than twelve months as of September 30, 2008.
(11)	Pro forma leverage ratio calculated as (a) pro forma net debt as of September 30, 2008 divided by (b) pro forma trailing twelve-month Adjusted EBITDA.